EXHIBIT 99.1

Atreca Reports Third Quarter 2022 Financial Results and Provides Pipeline Update

SAN CARLOS, Calif., Nov. 10, 2022 (GLOBE NEWSWIRE) -- SAN CARLOS, Calif., November 10, 2022 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, today announced financial results for the third quarter ended September 30, 2022 and provided an overview of recent developments.

"The third quarter was a productive period, as we continue to enroll patients in the Phase 1b trial of ATRC-101,” said John Orwin, Chief Executive Officer of Atreca. “We remain encouraged by the association we see between clinical activity and target expression, the durability of the clinical activity observed and the tolerability demonstrated in the study. We are making progress toward accelerating enrollment and are now planning to present data in early 2023, once we’ve treated enough participants to provide a meaningful update.”

“An NHP toxicity study to evaluate ATRC-301, an ADC candidate in our anti-EphA2 program, revealed safety signals, including bleeding, and as a result, we are discontinuing the development of ATRC-301; however, we continue to evaluate our anti-EphA2 antibodies in multiple weaponized formats,” said Stephen Gould, Ph.D., Chief Scientific Officer of Atreca. “While this will delay the timing of our next IND in oncology, our preclinical pipeline is otherwise progressing well, and in early 2023 we expect to provide updates on both an ADC targeting a novel tumor glycan and a bispecific T-cell engager targeting another RNA-binding protein.”

“In addition, the Bill & Melinda Gates Medical Research Institute continues to advance MAM01/ATRC-501, an antibody clinical candidate generated by the Atreca platform that is in development for the prevention of malaria, for which they expect to file an IND early next year,” said John Orwin.

Recent Developments and Highlights

Atreca continued enrolling patients in its ongoing Phase 1b study of ATRC-101 based on ATRC-101 target expression in archival or newly obtained biopsies. To-date, 67 participants have been enrolled across the monotherapy and pembrolizumab combination cohorts of the study. The Company has taken steps to accelerate enrollment in the trial, including initiating additional trial sites and streamlining enrollment criteria. Atreca now expects to present updated monotherapy and combination data from the trial in the first quarter of 2023.

An non-human primate (NHP) toxicity study to evaluate ATRC-301, an antibody drug conjugate (ADC) candidate in our anti-EphA2 program, revealed safety signals, including bleeding, and as a result, Atreca is discontinuing the development of ATRC-301. The Company continues to evaluate its anti-EphA2 antibodies in multiple weaponized formats and advance its other lead-stage oncology programs, including APN-497444, an ADC against a novel tumor glycan target, and APN-346958, a CD3 bispecific T-cell engager against an RNA-binding protein target. Atreca is now targeting one additional Investigational New Drug (IND) application per year in oncology beginning in 2024.

A IND for MAM01/ATRC-501, an Atreca-discovered antibody clinical candidate licensed to the Bill & Melinda Gates Medical Research Institute (“Gates MRI”) for the prevention of malaria, is expected to be filed by Gates MRI in the first quarter of 2023, and they expect to commence clinical development by the second half of 2023. Atreca retains commercial rights in the U.S., Europe and parts of Asia, and potential product development opportunities in those regions include prevention of malaria for those traveling to malaria endemic regions.

In October 2022, Atreca announced the presentation of two posters at the Society for Immunotherapy of Cancer (SITC) Annual Meeting, a trial-in-progress update on the Phase 1b clinical study of ATRC-101, and a poster on the discovery and preclinical development of its novel EphA2-targeted antibodies. Poster sessions began today, November 10th, at 9 a.m. ET.

Third Quarter 2022 Financial Results

  As of September 30, 2022, cash and cash equivalents and investments totaled $85.7 million.
  Research and development expenses for the quarter ended September 30, 2022, were $16.0 million, including non-cash share-based compensation expense of $1.9 million.
  General and administrative expenses for the three months ended September 30, 2022, were $7.2 million, including non-cash share-based compensation expense of $2.0 million.
  Atreca reported a net loss of $23.1 million, or basic and diluted net loss per share attributable to common stockholders of $0.60, for the three months ended September 30, 2022.

About Atreca, Inc.

Atreca is a biopharmaceutical company developing novel antibody-based immunotherapeutics generated by its differentiated discovery platform. Atreca's platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumors. These antibodies provide the basis for first-in-class therapeutic candidates, such as our lead product candidate ATRC-101, our pipeline of lead-stage oncology programs, and MAM01/ATRC-501, a clinical candidate licensed to the Bill & Melinda Gates Medical Research Institute for the prevention of malaria. A Phase 1b study evaluating ATRC-101 in multiple solid tumor cancers is currently enrolling patients. For more information on Atreca, please visit www.atreca.com.

Forward-Looking Statements

This release contains forward-looking statements regarding our strategy and future plans, including statements regarding enrollment of patients in our Phase 1b clinical trial of ATRC-101, the development of ATRC-101 and our clinical and regulatory plans, and the timing thereof, data read-outs and the timing thereof, including the reporting of updated data from the monotherapy and pembrolizumab combination arms of our Phase 1b clinical trial of ATRC-101, our evaluation of anti-EphA2 antibodies in multiple weaponized formats and advancement of other lead-stage oncology programs, including APN-497444 and APN-346958, the expected timing of INDs, including delays thereof and plans to submit one additional IND per year in oncology beginning in 2024, advancement of MAM01/ATRC-501 by Gates MRI, including plans to commence clinical development by the second half of 2023. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “continue,” “progress,” “accelerate,” “will,” “expect,” “advance,” “target,” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, clinical trials, regulatory submissions, and other matters that are described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov, including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Atreca, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30,	December 31,
	2022	2021
	(unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$20,903	$94,746
Investments	64,822	22,287
Prepaid expenses and other current assets	7,050	5,337
Total current assets	92,775	122,370
Property and equipment, net	39,670	43,015
Operating lease right-of-use assets	36,481	-
Long-term investments	-	31,042
Deposits and other	3,149	3,630
Total assets	$172,075	$200,057

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$1,698	$3,352
Accrued expenses	9,399	11,555
Current portion of operating lease liabilities	3,434	-
Other current liabilities	39	1,992
Total current liabilities	14,570	16,899
Deferred rent	-	28,229
Operating lease liabilities, net of current portion	61,252	-
Total liabilities	75,822	45,128

Stockholders’ equity
Common stock	4	4
Additional paid-in capital	532,409	514,794
Accumulated other comprehensive income (loss)	(581)	(102)
Accumulated deficit	(435,579)	(359,767)
Total stockholders’ equity	96,253	154,929
Total liabilities and stockholders’ equity	$172,075	$200,057

Atreca, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

($ amounts in 000's, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Expenses
Research and development	$16,045	$18,721	$53,062	$56,145
General and administrative	7,247	8,796	23,930	24,648
Total expenses	23,292	27,517	76,992	80,793
Interest and other income (expense)
Other income	-	158	750	851
Interest income	233	36	430	183
Interest expense	-	(1)	-	(3)
Loss on disposal of property and equipment	-	(34)	-	(45)
Loss before Income tax expense	(23,059)	(27,358)	(75,812)	(79,807)
Income tax expense	-	-	-	(1)
Net loss	$(23,059)	$(27,358)	$(75,812)	$(79,808)
Net loss per share, basic and diluted	$(0.60)	$(0.74)	$(1.97)	$(2.16)
Weighted-average shares used in computing
net loss per share, basic and diluted	38,720,575	36,918,255	38,434,327	36,884,665

Contacts

Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com

Investors:
Alex Gray, 650-779-9251
agray@atreca.com

Media:
Julia Fuller, 858-692-2001
julia@fordhutmanmedia.com
Source: Atreca, Inc.